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                   AMENDMENT NO. 1 TO LOAN AND SECURITY AGREEMENT

                             DAMARK INTERNATIONAL, INC.
                          DAMARK FINANCIAL SERVICES, INC.
                             7101 Winnetka Avenue North
                          Brooklyn Park,  Minnesota  55428


                                                            December 4, 1998

First Union National Bank
1339 Chestnut Street
Philadelphia, Pennsylvania  19107

Congress Financial Corporation (Central), as Agent
150 South Wacker Drive
Chicago, Illinois  60606

Gentlemen:

     First Union National Bank, a national banking association ("Lender"), Congress Financial Corporation (Central), an Illinois corporation, in its capacity as administrative agent and collateral agent for Lender (in such capacity, together with its successors and assigns, "Agent") and Damark International, Inc. ("International") and Damark Financial Services, Inc. ("Financial"; together with International and their respective successors and assigns, individually a "Borrower", and collectively the "Borrowers") have entered into certain financing arrangements as set forth in the Loan and Security Agreement dated August 20, 1998, as amended (the "Loan Agreement"; together with any other agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto, as all of the foregoing now exist or may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, collectively, the "Financing Agreements"), which include, among other things, the Guarantee in favor of Congress by Texas Telemarketing, Inc. (together with its successors and assigns, the "Guarantor").

     Borrowers and Guarantor have requested that Lender (a) agree to decrease the Adjusted Net Worth covenant requirements, (b) agree to amend the calculation of Adjusted Net Worth and (c) agree to certain other amendments to the Financing Agreements. Lender is willing to agree to the foregoing to the extent set forth

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herein, and subject to the terms and conditions set forth herein.  By this
Amendment, Lender, Agent, Borrowers and Guarantor desire and intend to evidence such amendments.

     In consideration of the foregoing and the respective agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. ADDITIONAL DEFINITION. As used herein and in the Loan Agreement, the term "Membership Accounting Adjustment" shall mean the then-remaining amount of a one-time adjustment in an amount not to exceed $25,000,000 (net of the effect of taxes on income) in connection with a change in the accounting principles applicable to the recognition of revenue from the sale of club membership. The amount of such one-time adjustment shall be reduced to zero on a straight line basis over a twelve (12) month period commencing on the date of its recordation.

     2. INTERPRETATION. For purposes of this Amendment, unless otherwise defined herein, all terms used herein, including, but not limited to, those terms used and/or defined in the recitals hereto, shall have the respective meanings assigned to such terms in the Loan Agreement.

     3. ADJUSTED NET WORTH CALCULATION. Section 1.3 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

     "1.3 "Adjusted Net Worth" shall mean as to any Person, at any time, in accordance with GAAP (except as otherwise specifically set forth below), on a consolidated basis for such Person and its subsidiaries (if any), the amount equal to the difference between: (a) the aggregate net book value of all assets of such Person and its subsidiaries, calculating the book value of inventory for this purpose principally on a first-in-first-out basis, after deducting from such book values all appropriate reserves in accordance with GAAP (including all reserves for doubtful receivables, obsolescence, depreciation and amortization), MINUS (b) the aggregate amount of the indebtedness and other liabilities of such Person and its subsidiaries (including tax and other proper accruals) PLUS (c), in the case of International, all amounts paid by International from and after the date hereof in accordance with

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     Section 9.11 to purchase, redeem, retire or defease any class of Capital
     Stock." Notwithstanding anything to the contrary contained herein, in the case of International Adjusted Net Worth shall exclude the then-remaining Membership Accounting Adjustment.

          4. ADJUSTED NET WORTH COVENANT. Section 9.13 of the Loan Agreement is hereby deleted in its entirety and the following substituted:

     "9.13 ADJUSTED NET WORTH. Borrowers shall (a) at all times on or prior to December 31, 1998 maintain Adjusted Net Worth of not less than $35,000,000, (b) at all times from and after January 1, 1999 maintain Adjusted Net Worth of not less than $20,000,000.

          5. REPRESENTATIONS, WARRANTIES AND COVENANTS. Each Borrower represents, warrants and covenants with an to Lender and Agent as follows, which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof, the truth and accuracy of, or compliance with each, together with their representations, warranties and covenants in the other Financing Agreements, being a condition of the effectiveness of this Amendment and a continuing condition of the making or providing of any loans or credit accommodations by Lender to Borrowers:

          (a) The failure of Borrowers to comply with the covenants, conditions and agreements contained herein or in any other agreement, document or instrument at any time executed or delivered by Borrowers, any Guarantor or any other person with, to or in favor of Lender or Agent, shall constitute an Event or Default under the Financing Agreements.

          (b) This Amendment has been duly authorized, executed and delivered by Borrowers and Guarantor, and is in full force and effect, and the agreements and obligations of Borrowers and Guarantor, as the case may be, contained herein and therein constitute legal, valid and binding obligations of Borrowers and Guarantor, as the case may be, enforceable against them in accordance with their respective terms.

          (c) Neither the execution and delivery of this Amendment, or any other agreements, documents or instruments in connection therewith, nor the consummation of the transactions

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herein or therein contemplated, nor compliance with the provisions hereof or thereof (i) has violated or shall violate any law or regulation or any order or decree of any court or governmental instrumentality in any respect, or (ii) does, or shall conflict with or result in the breach of, or constitute a default in any respect under any mortgage, deed of trust, security agreement, agreement or instrument to which any Borrowers or any Guarantor is a party or may be bound, or (iii) does or shall violate any provision of the Certificate of Incorporation or By-Laws of any Borrower.

          (d) All of the representations and warranties set forth in the Financing Agreements, as amended hereby, are true and correct in all material respects after giving effect to the provisions of this Amendment, except to the extent any such representation or warranty is made as of a specified date, in which case such representations or warranty shall have been true and correct as of such date.

          (e) After giving effect to the provisions of this Amendment, no Event of Default or event, which with notice or passage or time or both would constitute an Event of Default, exists or has occurred and is continuing.

     5. AMENDMENT FEE. In addition to all other fees, charges interest and expenses payable by Borrowers to Agent or Lender, Borrowers shall jointly and severally pay to Agent for the benefit of Lender a fee for entering into this Amendment in the amount equal to $25,000 which fee is fully earned as of the date hereof and may be charged directly to any loan account of Borrowers maintained by Agent.

     7. CONDITIONS PRECEDENT. The effectiveness of the amendments to the Financing Agreements provided for herein shall only be effective upon the satisfaction of each of the following conditions precedent in a manner satisfactory to Agent:

          (a) no Event of Default shall have occurred and be continuing and no act, condition or event shall have occurred or be existing and continuing which, with notice or passage of time or both, would constitute an Event of Default; and

          (b) Agent shall have received, in form and substance satisfactory to Agent, an original of this Amendment, duly authorized, executed and delivered by Borrowers and Guarantor.

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     8.   GENERAL.

          (a) Except as modified pursuant hereto, no other changes or modifications to the Financing Agreements are intended or implied and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof. To the extent of conflict between the terms of this Amendment and the Financing Agreements, the terms of this Amendment shall control.

          (b) The parties hereto shall execute and deliver such additional documents and take such additional action as may be necessary or desirable to effectuate the provisions and purposes of this Amendment. This Amendment and all other Financing Agreements executed pursuant hereto shall be deemed to have been made and to be performable in and shall be governed by and construed in accordance with the laws of the State of Illinois.

          (c) The rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the internal laws of the State of Illinois (without giving effect to principles of conflicts of laws).

          (d) This Amendment is binding upon and shall inure to the benefit of Lender, Agent and Borrowers and their respective successors and assigns.

          (e) This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original but all of which when taken together shall constitute one and the same instrument.



                                   Very truly yours,

                                   DAMARK INTERNATIONAL, INC.


                                   By:  /s/ Stephen P. Letak
                                      ----------------------------
                                   Title: Chief Financial Officer
                                         -------------------------

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                                   DAMARK FINANCIAL SERVICES, INC.


                                   By:  /s/ Wiley H. Sharp III
                                      ----------------------------
                                   Title:    Vice President
                                         -------------------------

                                   CHIEF EXECUTIVE OFFICE OF EACH
                                   BORROWER:

                                   7101 Winnetka Avenue North
                                   Brooklyn Park, Minnesota
                                   55428



ACKNOWLEDGED AND AGREED TO:

TEXAS TELEMARKETING, INC.

By:  /s/ Wiley H. Sharp III
   ---------------------------
Title:    Vice President
      ------------------------

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ACKNOWLEDGED AND AGREED TO:


FIRST UNION NATIONAL BANK

By:  /s/ Myron Landau
   ------------------------
Title:    Vice President
      ---------------------

CONGRESS FINANCIAL CORPORATION
     (Central) as Agent

By:  /s/ Steven Linderman
   -------------------------
Title:    Vice President
      ----------------------